Exhibit 4B

FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of this 15th day of November, 2018, by and among BASSETT FURNITURE INDUSTRIES, INCORPORATED (“Borrower”), BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC, BASSETT DIRECT STORES, LLC, BASSETT DIRECT NC, LLC, BASSETT DIRECT SC, LLC (collectively, the “Guarantors”) and BRANCH BANKING AND TRUST COMPANY (the “Bank”).

The Borrower, the Guarantors and the Bank are parties to that certain Fifth Amended and Restated Credit Agreement dated as of December 5, 2015 (as it may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”). Subject to the terms and conditions contained in the Agreement, the Bank agreed to make Advances (as defined in the Agreement) to the Borrower before the Termination Date (as defined in the Agreement) in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.00. The Borrower and the Guarantors have requested that the Bank increase the aggregate principal amount of the Advances at any one time outstanding to $25,000,000.00 and to make certain other modifications to the Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower, the Guarantors and the Bank hereby agree as follows:

1.    Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

2.    The defined terms, “Commitment,” “Note” and “Termination Date,” contained in Section 1.01 of the Agreement are hereby deleted in their entirety and the following new definitions are inserted in their respective places:

“Commitment” means $25,000,000.00.

“Note” means the promissory note of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay the Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Termination Date” means December 5, 2021.

3.    The third paragraph of Section 2.06(c) of the Agreement is hereby deleted in its entirety, and the following new paragraph is inserted in its place:

The “London Interbank Offered Rate” applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by the Bank, on the determination date for deposits in U. S. Dollars offered in the London interbank market for a term comparable to such Interest Period determined at approximately 11:00 am London time two (2) Euro-Dollar Business Days prior to the commencement of the applicable Interest Period; provided that if the above method for determining the London Interbank Offered Rate shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by the Borrower and the Bank; provided, if such agreement is not reached within a reasonable period of time (in the Bank’s sole judgment), a rate reasonably determined by the Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by the Bank) in the London interbank market for U. S. Dollar deposits; and provided further that if the London Interbank Offered Rate determined as provided above would be less than zero percent (0%), then the London Interbank Offered Rate shall be deemed to be zero percent (0%).

4.    Section 2.07(b) of the Agreement is hereby deleted in its entirety, and the following new section is inserted in its place:

(b)     The Borrower shall pay to the Bank, with respect to each Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) determined by the Bank in its sole and absolute discretion in an amount not less than $350.00 and not greater than one percent (1.0%) of the face amount of the Letter of Credit. Such Letter of Credit Fee shall be payable at the time each Letter of Credit is issued or renewed by the Bank.

5.    Section 3.03(d) of the Agreement is hereby deleted in its entirety, and the following new section is inserted in its place:

(b)     no Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such Letter of Credit; or (2) the date two Domestic Business Days prior to the Termination Date; provided that if the Borrower requests that the Bank issue a Letter of Credit with an expiry date or termination date after the date two Domestic Business Days prior to the Termination Date and the Bank agrees in its sole and absolute discretion to issue such Letter of Credit, the Borrower shall, not later than twenty (20) Domestic Business Days prior to the Termination Date, (1) secure such Letter of Credit with collateral of a type and having a value acceptable to, and as determined by, the Bank in its sole and absolute discretion and (2) execute and deliver to the Bank all such agreements, documents, instruments, certificates, opinions and other papers as the Bank shall require in its sole and absolute discretion as are necessary for the Bank to obtain a first priority lien on and security interest in such collateral.

6.    Section 8.02 of the Agreement is hereby deleted in its entirety, and the following new section is inserted in its place:

SECTION 8.02. Illegality. If, after the date hereof, the Bank shall determine, which determination shall be final, conclusive and binding, that the making, maintaining or continuance of any portion of a Euro-Dollar Loan (i) has become unlawful as a result of compliance by the Bank with any law, treaty, governmental rule, regulation, guideline or order, or the interpretation or administration thereof by any governmental authority or central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by the Bank with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank to make, maintain or fund its Euro-Dollar Loan or (ii) is no longer available or commercial viable and in the case of clauses (i) and (ii) that another reference rate is generally accepted in the U.S. markets as a replacement reference rate for loan obligations (a “Reference Rate”), the Bank shall give written notice to the Borrower of such determination. If the Bank shall determine that it may not lawfully continue to maintain and fund any outstanding Euro-Dollar Loan to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Loan of the Bank, together with accrued interest thereon and any amount due the Bank pursuant to Section 8.05(a). Concurrently with prepaying such Euro-Dollar Loan, the Borrower shall borrow a Prime Rate Loan in an equal principal amount from the Bank, and the Bank shall make such a Prime Rate Loan. It is the intention of the Bank and the Borrower that any such Replacement Rate shall be as economically neutral to the Bank and the Borrower as possible, but both the Bank and the Borrower acknowledge that a transition to such Replacement Rate may require adjustments to reset, compounding and/or payment/settlement dates and spreads. Following the Bank’s providing the Borrower written notice of the Replacement Rate, the Replacement Rate will fully replace any references to the London Interbank Offered Rate in this Agreement, the Note and any security instrument or other loan documents executed in connection with this Agreement.

7.    Exhibit A to the Agreement is hereby deleted and a new exhibit, labeled Exhibit A-1 and attached hereto and made a part hereof, is substituted in its place.

8.    The Borrower and the Guarantors hereby represent and warrant to the Bank (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a)      Each is in compliance with all of the terms, covenants and conditions of the Agreement, as amended by this Amendment, and each of the other Loan Documents.

(b)     There exists no Default or Event of Default under the Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute a Default or an Event of Default or a default or an event of default under any of the Loan Documents.

(c)      The representations and warranties contained in Article IV of the Agreement are, except to the extent that they relate solely to an earlier date, true with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d)     The execution, delivery and performance by each Loan Party of this Amendment and the new promissory note (in the form attached hereto and made a part hereof as Exhibit A-1, the “Replacement Note”) (A) (i) are within each Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, articles of organization, operating agreement or by-laws of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Loan Party or any of its Subsidiaries, (v) do not result in the creation or imposition of any Lien on any asset of any of the Loan Parties or any of their respective Subsidiaries and (B) are the legal, binding, valid and enforceable obligations of each Loan Party to the extent each is a party thereto enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

(e)     There is no action, suit or proceeding pending, or to the knowledge of any of the Loan Parties threatened, against or affecting any of the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of any of the Loan Parties to perform their respective obligations under, this Amendment, the Replacement Note or any of the other Loan Documents.

9.    The Bank’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a)      Each of the Borrower and the Guarantors shall have executed and delivered to the Bank this Amendment.

(b)     The Borrower shall have executed and delivered to the Bank the Replacement Note in the form of Exhibit A-1 attached hereto with the blanks therein appropriately completed.

(c)     The Borrower shall have executed and delivered to the Bank all documents (including without limitation Letter of Credit Agreements) required by the Bank in its sole and absolute discretion with respect to the renewal of the Letters of Credit for the benefit of the following beneficiaries: National Interstate Insurance Company, Hudson Indemnity Ltd., Liberty Mutual Insurance, Liberty Mutual Insurance and Liberty Mutual Insurance (the “Renewal Letters of Credit”). In addition, the Borrower shall have paid to the Bank the following fees for the renewal of the Renewal Letters of Credit: National Interstate Insurance Company (under obligation #211 - $350), Hudson Indemnity Ltd. (under obligation #212 - $3,689), Liberty Mutual Insurance (under obligation #214 - $350), Liberty Mutual Insurance (under obligation #218 - $350) and Liberty Mutual Insurance (under obligation #90010 - $350).

(d)     The Borrower shall have delivered to the Bank a certificate of the Secretary of State of each Loan Party’s State of organization as to the good standing of such Loan Party.

(e)     The Borrower shall have delivered to the Bank a certified copy of the action taken by the Board of Directors of each Loan Party authorizing such Loan Party’s execution, delivery and performance of this Amendment, the Replacement Note and the other Loan Documents to which such Loan Party is a party.

(f)     The Borrower shall have paid to the Bank the legal fees and expenses described in Section 15 hereof.

(g)     The Loan Parties shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall request.

10.  Except as expressly amended hereby, the terms of the Agreement shall remain in full force and effect in all respects, and each of the Borrower and the Guarantors hereby affirms, confirms and reaffirms its obligations under the Agreement, as amended by this Amendment, and each of the other Loan Documents to the extent it is a party thereto. The Borrower, the Guarantors and the Bank hereby agree that the Replacement Note is the exclusive evidence of the indebtedness associated with the Loan. Each of the Borrower and the Guarantors hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Agreement, as amended by this Amendment, the Replacement Note or any of the Loan Documents or the transactions contemplated thereby or hereby that exists on the date hereof or arises from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this Amendment, the Replacement Note or any of the other Loan Documents shall be construed to constitute a novation with respect to any of the obligations described in the Agreement or any of the other Loan Documents.

11.  All references to the Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment. All references to the Note in any of the Loan Documents, or any other documents or instruments that refer to the Note, shall be deemed to be references to the Replacement Note.

12.  This Amendment and the Replacement Note shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

13.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

14.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the Loan Parties shall have the right to assign any of its rights or obligations under or delegate any of its duties under the Agreement, as amended by this Amendment, or any of the other Loan Documents.

15.  The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Amendment, the Replacement Note and any other related documents, including but not limited to the fees and disbursements of counsel for the Bank.

16.  This Amendment represents the final agreement between the Loan Parties and the Bank with respect to the subject matter hereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective duly authorized officers, managers or members, as applicable, as of the day and year first above written.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

[Corporate Seal]

By:          /s/ J. Michael Daniel               (SEAL)

Name:     J. Michael Daniel

Title:       Senior Vice President, Chief Financial Officer

By:          /s/ Jay R. Hervey                    (SEAL)

Name:     Jay R. Hervey

Title:       Vice President, General Counsel and Secretary

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC

[Corporate Seal]	By: Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:          /s/ J. Michael Daniel          (SEAL)

Name:     J. Michael Daniel

Title:       Senior Vice President, Chief Financial Officer

By:          /s/ Jay R. Hervey                (SEAL)

Name:     Jay R. Hervey

Title:       Vice President, General Counsel and Secretary

[Executions Continue on Following Pages]

BASSETT DIRECT STORES, LLC

[Corporate Seal]	By: Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:          /s/ J. Michael Daniel          (SEAL)

Name:     J. Michael Daniel

Title:       Senior Vice President, Chief Financial Officer

By:          /s/ Jay R. Hervey               (SEAL)

Name:     Jay R. Hervey

Title:       Vice President, General Counsel and Secretary

BASSETT DIRECT NC, LLC

[Corporate Seal]	By: Bassett Direct Stores, LLC Its sole Member and Manager By: Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:          /s/ J. Michael Daniel          (SEAL)

Name:     J. Michael Daniel

Title:       Senior Vice President, Chief Financial Officer

By:          /s/ Jay R. Hervey               (SEAL)

Name:     Jay R. Hervey

Title:       Vice President, General Counsel and Secretary

[Executions Continue on Following Pages]

BASSETT DIRECT SC, LLC

[Corporate Seal]	By: Bassett Direct Stores, LLC Its sole Member and Manager By: Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:          /s/ J. Michael Daniel          (SEAL)

Name:     J. Michael Daniel

Title:       Senior Vice President, Chief Financial Officer

By:          /s/ Jay R. Hervey               (SEAL)

Name:     Jay R. Hervey

Title:       Vice President, General Counsel and Secretary

[Executions Continue on Following Page]

BRANCH BANKING AND TRUST COMPANY

By: /s/ Ray D. Vaughn (SEAL) Name: Ray D. Vaughn Title: Senior Vice President

Exhibit A-1 – Replacement Note

#36859918v2

204750.000755

Exhibit A-1 – Replacement Note

FIRST REPLACEMENT NOTE

Roanoke, Virginia
$25,000,000.00	November 15, 2018

For value received, BASSETT FURNITURE INDUSTRIES, INCORPORATED (the “Borrower”) promises to pay to the order of BRANCH BANKING AND TRUST COMPANY (the “Bank”), the principal sum of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or such lesser amount as shall equal the unpaid principal amount of each Advance (as defined in the Credit Agreement (as hereinafter defined)) made by the Bank to the Borrower pursuant to the Credit Agreement, on the dates and in the amounts provided in this Note. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in this Note. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in this Note. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Branch Banking and Trust Company, 310 First Street, Suite 200, Roanoke, Virginia 24011, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Advances made by the Bank, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make, or any error of the Bank in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

Interest on this Note for each Interest Period (as hereinafter defined) shall be due and payable on the fifth day of each month immediately succeeding the last day of the Interest Period ending on November 30, 2018; provided that: (1) all accrued unpaid interest on this Note shall be paid in full on December 5, 2021 (the “Termination Date”); and (2) should the Commitment (as such term is defined in the Credit Agreement) be terminated at any time prior to the Termination Date for any reason, any and all accrued interest shall be paid on the date of such termination. The principal balance of this Note shall be due and payable, subject to Section 6.01 of the Credit Agreement, on the Termination Date.

For purposes of this Note, the following terms shall have the following meanings:

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “Applicable Margin” means 1.40%.

An “Interest Period” means a calendar month, provided that the last Interest Period under this Note shall end on the Termination Date.

During each Interest Period, this Note shall bear interest on the outstanding principal amount hereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on this Note shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Default Rate” means, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to this Note (irrespective of whether any balance is actually outstanding under this Note).

The “London Interbank Offered Rate” means for each Interest Period the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by the Bank, on the determination date for deposits in U. S. Dollars offered in the London interbank market for a term comparable to such Interest Period determined at approximately 11:00 am London time two (2) Euro-Dollar Business Days prior to the commencement of the applicable Interest Period; provided that if the above method for determining the London Interbank Offered Rate shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by the Borrower and the Bank; provided, if such agreement is not reached within a reasonable period of time (in the Bank’s sole judgment), a rate reasonably determined by the Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by the Bank) in the London interbank market for U. S. Dollar deposits; and provided further that if the London Interbank Offered Rate determined as provided above would be less than zero percent (0%), then the London Interbank Offered Rate shall be deemed to be zero percent (0%).

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on this Note is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

If any of the events described in Article VIII of the Credit Agreement shall occur, the interest rate charged on this Note shall be adjusted as set forth in Article VIII of the Credit Agreement, and the Borrower shall pay interest and all compensation, fees and expenses set forth in Article VIII of the Credit Agreement as set forth in Article VIII of the Credit Agreement.

This Note is the Note referred to in the Fifth Amended and Restated Credit Agreement dated as of December 5, 2015 among the Borrower, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC and Bassett Direct SC, LLC, and Branch Banking and Trust Company, as amended by First Amendment to Fifth Amended and Restated Credit Agreement dated of even date herewith (as so amended and as the same may be amended or modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note that are not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees and expenses.

IN WITNESS WHEREOF, the Borrower has caused this Fifth Amended and Restated Revolving Credit Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:              /s/ J. Michael Daniel                 (SEAL)

Name:         J. Michael Daniel

Title:           Senior Vice President, Chief Financial Officer

By:             /s/ Jay R. Hervey                         (SEAL)

Name:        Jay R. Hervey

Title:          Vice President, General Counsel and Secretary

First Replacement Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Amount of Loan	Amount of Principal Repaid	Notation Made By